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                                                                    EXHIBIT 99.1

Monday July 12, 1:25 pm Eastern Time

Company Press Release

The Right Start Inc. Announces Closing of Financing for Internet Subsidiary

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--July 12, 1999--The Right Start Inc. (Nasdaq:RTST - news) Monday announced that its Internet subsidiary,
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Rightstart.com Inc. has entered into an agreement providing for a $15 million private placement of convertible preferred stock of Rightstart.com.

Investors funded $12 million of the financing last Friday and an additional $3 million will be funded in approximately a week. The subsidiary owns and, through a service agreement with The Right Start, operates the company's new e-commerce site, www.rightstart.com.
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The site opened for business over the Internet on June 29, 1999.

The convertible preferred stock, which represents approximately 33% on a fully diluted basis, of the equity of the subsidiary, was purchased by two prominent venture capital firms, Sierra Ventures and Palomar Ventures, and certain of their affiliates. Proceeds from the financing will be used to fund marketing and advertising expenditures, further site development and for working capital.

Jerry R. Welch, chairman and chief executive officer of The Right Start and Rightstart.com, said, "We are very excited about having Sierra Ventures and Palomar Ventures as our partners in Rightstart.com. Their expertise in technology and in the Internet complements our strengths in the retailing of children's products and, together, we intend to make Rightstart.com the leading company in our space on the Internet."

David C. Schwab, general partner of Sierra Ventures, said, "Rightstart.com represents the next generation in online retailing. The combination of Right Start's outstanding brand name with both online and physical stores provides customers with an exceptional level of customer service and convenience."

"Palomar Ventures is pleased to back the trusted brand of 'The Right Start,'" said Jim Gauer of Palomar Ventures. "Parents know that by shopping at Rightstart.com they will ensure that the best products have been selected for their children."

The Right Start Inc. is a leading merchant of unique, high quality products for infants and young children up to age 4. The company was founded in 1985 and capitalizes on the increasing number of baby boomers who have become middle- to upper-income new parents. The company's products are distributed through its 43 retail stores, The Right Start catalog and its Internet site, www.rightstart.com.

Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the
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company involve risks and uncertainties which are detailed further in the filings of the company with the Securities and Exchange Commission, including, but not limited to, the company's Registration statement on Form S-3 (File No. 333-08157) and its Annual Report on Form 10-K/A for the year ended Jan. 30, 1999. In addition, the company's new e-commerce site has no online operating history and there can be no assurance it will be profitable.

The securities issued in the financing referred to above were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact:
  The Right Start Inc., Westlake Village
  Jerry R. Welch or Gina M. Engelhard, 818/707-7100

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